As filed with the Securities and Exchange Commission on October 1, 1996. Registration No. 333-


                  SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM  S-8
                        REGISTRATION STATEMENT
                             UNDER THE
                        SECURITIES ACT OF 1933

               POLISH TELEPHONES AND MICROWAVE CORPORATION
           (Exact Name of Registrant as Specified in its Charter)
                   (d/b/a Telscape International, Ltd.)
         TEXAS                                          75-2433637
  (State or Other Jurisdiction                       (I.R.S. Employer
of Incorporation or Organization)                      Identification Number)

4635 SOUTHWEST FREEWAY, SUITE 800, HOUSTON, TEXAS  77027; PHONE: (713) 968-0968
                   (Address of Principal Executive Offices)

                    CONSULTING AGREEMENT BY AND AMONG
POLISH TELEPHONES AND MICROWAVE CORPORATION, LANGLEY FINANCIAL GROUP INC.,
                        AND RICHARD H. LANGLEY, JR.
                           (Full title of plan)

                              E. SCOTT CRIST
                      4635 SOUTHWEST FREEWAY, SUITE 800
                HOUSTON, TEXAS  77027; PHONE (713) 968-0968
            (Name, address and telephone number of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: X
                                ---

                               Copies to:
                      Ralph V. De Martino, Esquire
                   De Martino Finkelstein Rosen & Virga
                     1818 N Street, N.W., Suite 400
               Washington, D.C. 20036-2492; Phone: (202) 659-0494

                         CALCULATION OF REGISTRATION FEE


                                                               Proposed
                                               Proposed        Maximum
                                               Maximum         Aggregate     Amount of
Title of Securities        Amount to be      Offering Price    Offering     Registration
    to be Registered            Registered       per Share(1)      Price(1)       Fee(1)
-----------------------------------------------------------------------------------------
Option to Purchase Common Stock   100,000         $ -              $ -          $ -
Common Stock,$.001 par value(2)    80,000          4.69             375,200      129.38
Common Stock,$.001 par value      100,000(3)       5.00(4)          500,000      172.41
Common Stock,$.001 par value      180,000(5)                                       (6)
Total                                                                           $301.79




(1) Except as indicated, the offering price per share has been calculated in in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the bid and asked prices of the Common Stock within five days from the filing of this registration statement.
(2) Represents shares of Common Stock issuable to Richard H. Langley, Jr. (the "Consultant") pursuant to the terms of the Consulting Agreement (the "Plan").
(3) Represents the maximum number of shares which may be issued pursuant to the exercise of options to be issued in accordance with the terms of the Plan. In addition to such shares, this Registration Statement covers such additional number of shares as may be required by reason of the operation of the antidilution provisions of the Plan and/or the Option.
(4) Represents the exercise price per share of Common Stock that may be issued upon the exercise of the option.
(5) Represents to same shares described above, which shares may be resold by the Consultant.
(6) Pursuant to Rule 457(h)(3), no additional fee is payable since these shares, which may be offered for resale, are the same shares being registered hereby upon their initial issuance pursuant to the Plan.

                                    PART I

ITEM 1:PLAN INFORMATION.

     This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.001 per share (the "Common Stock") of Polish Telephones and Microwave Corporation (the "Company") to Richard H. Langley, Jr. (the "Consultant") pursuant to the terms of a Consulting Agreement, dated as of May 6, 1996, and as amended September 17, 1996, by and among the Company, Langley Financial Group, Inc. ("LFGI"), and the Consultant (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement the Consultant and LFGI agreed to serve as non-exclusive financial public relations counsel as a liaison between the Company and its shareholders and as an advisor to the Company with respect to communications and information such as press releases and shareholder reports and related services. Pursuant to the Consulting Agreement the Company agreed to pay $2,500 per month to the Consultant and to issue to the Consultant an aggregate of up to 80,000 shares of Common Stock and an option to purchase 100,000 shares of Common Stock at an exercise price of $6.00 per share. Pursuant to the terms of the Consulting Agreement, the original term of the Consulting Agreement was one year beginning June 24, 1996.

The foregoing information relating to the provisions of the Consulting Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Consulting Agreement. Such summary should be read in conjunction with the Consulting Agreement which has been filed as
Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

ITEM 2:REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The Consultant has been provided with copies of the documents incorporated herein by reference in Part II: Item 3 hereof and has been advised by the Company in writing that such documents will continue to be available, without charge, to the Consultant upon the Consultant's written request to the Company at its offices at 4635 Southwest Freeway, Suite 800, Houston, Texas, 77027.


                                  PART II

ITEM 3:INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents (and any amendments thereto) filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein in their entirety, and shall be deemed to be a part hereof from the date of filing such documents:

       (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 filed with the Commission on March 29, 1996 (File No. 0-24622), and as amended on September 9, 1996;

       (b) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 filed with the Commission on August 19, 1996 (File No. 0-24622);

       (c) all other documents and reports filed by the Company after the date of this Registration Statement under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities covered hereunder have been sold or which deregisters all of such securities which remain unsold; and

       (d) the description of the Common Stock as set forth in the Form 8A registration statement, filed with the Commission on August 3, 1994, on behalf of the Company, as the same has been or may hereafter be amended (File No. 0-24622), is incorporated herein by reference in its entirety. In connection therewith, the following description is provided:

     The Common Stock was initially registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, on August 3, 1994, on the Form 8A referenced above on behalf of the Company. The Company is currently authorized to issue up to 10,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share of which 1,000,000 shares have been designated as Series A Preferred and 380,000 shares have been designated as Series B Non-Voting, Non-Participating Preferred Stock, $.001 par value per share (the "Series B Preferred Stock"). As of the date hereof, there are 3,925,147 shares of Common Stock issued and outstanding, there are no shares of Series A Preferred Stock issued and outstanding and there are 380,000 shares of Series B Preferred Stock issued and outstanding.

     Holders of the Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors of the Company and, if they do so, minority shareholders would not be able to elect any members to the Company's board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would have the effect of reducing the percentage of securities ownership of the Company's shareholders and diluting the book value of the Common Stock.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the holders of shares of Common Stock are entitled to share equally in corporate assets after the holders of preferred stock and after satisfaction of liabilities. Holders of Common Stock are entitled to receive such dividends as the Company's board of directors may from time to time declare out of funds legally available for the payment thereof. The Company has never paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends thereon in the foreseeable future.

     Pursuant to the Texas Securities Act of 1957, the Texas State Securities Commissioner has the discretion to require that an issuer offering and selling securities to the residents of Texas in a public offering deposit certain outstanding securities in escrow. In that regard, certain former and present officers and directors of the Company are parties to a Stock Escrow Agreement (the "Escrow Agreement") dated August 8, 1994. The Escrow Agreement was required by the State Securities Commissioner of Texas as a condition to the registration of securities in Texas in connection with the Company's initial public offering. The Escrow Agreement provides that a total of 415,503 shares of Common Stock and 55,779 shares of Common Stock issuable upon the exercise of options be held in escrow for a period of not less than two years and not more than ten years. The terms of the Escrow Agreement provide further that shares held in escrow may be released provided that the Company attain certain levels of earnings per share during any two or five consecutive fiscal year periods. In addition, the Escrow Agreement permits the unconditional release of twenty (20%) percent of the escrowed shares upon the sixth anniversary of the Escrow Agreement and twenty (20%) percent every year thereafter until the tenth anniversary of the Escrow Agreement. As of the date hereof, no shares have been released pursuant to the Escrow Agreement.

ITEM 4:DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5:INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Not applicable.

ITEM 6:INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2.02-1 of the Texas Business Corporation Act empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that such provision shall not eliminate or limit the liability of a director: (i) for any transaction from which the director derived an improper personal benefit; and (ii) the director or officer is found liable to a corporation.

     The Texas Business Corporation Act provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers of a corporation may be entitled under the corporation's bylaws, any agreement, vote of shareholders or otherwise.

     Article XII of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 2.02-1 of the Texas Business Corporation Act.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against any such person in his official capacity if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 7:EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable

ITEM 8:EXHIBITS.

       The following exhibits are attached hereto:

Exhibit No.                    Description of Exhibit                 Page No.

   4.1      Form of Option to Purchase Common Stock                      10

   5.1      Opinion of De Martino Findelstein Rosen & Virga              19

  10.1      Financial Relations Consulting Agreement dated May 6, 1996   22
            by and among Polish Telephones and Microwave Corporation, Langley Financial Group, Inc., and Richard H. Langley, Jr.
            and amendment thereto

  23.1      Consent of De Martino Finkelstein Rosen & Virga included in  19
            Exhibit 5.1

  23.2      Consent of Hoffman, McBryde & Co., P.C.                      30

ITEM 9:UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     A.  Rule 415 Offering.

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed information with respect to the plan of distribution;

       2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.  Subsequent Exchange Act Documents Incorporated by Reference:

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the issuer's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.  To Transmit Certain Material.

         1. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each Plan participant to whom the prospectus is sent or given a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such Plan participant otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the Plan participant. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such Plan participant.

         2. The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all participants in the Plan who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

     D.  Indemnification.

         1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on this 30th day of September, 1996.


                                    POLISH TELEPHONES AND MICROWAVE
                                      CORPORATION


                                    By:/s/ E. Scott Crist
                                       -------------------------------------
                                       E. Scott Crist, President and Chief
                                        Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

      Signature                   Title                         Date
      ---------                   -----                         ----

/s/ Gary Panno                    Chairman of the Board
------------------------
Gary Panno


/s/ Christopher H. Efird          Vice Chairman of the
------------------------           Board and Secretary
Christopher H. Efird


/s/ E. Scott Crist               President and Chief
------------------------          Chief Executive Officer
E. Scott Crist

/s/ Manuel Landa                 Executive Vice
------------------------          President, and Director
Manuel Landa


/s/ Mark Vance                   Executive Vice President
------------------------          and Chief Financial Officer
Mark Vance


/s/ Oscar Garcia                   Director
------------------------
Oscar Garcia


/s/ Darrell O. Kirkland            Director
------------------------
Darrell O. Kirkland

      Signature                   Title                         Date
      ---------                   -----                         ----

/s/ Ricardo Orea                   Director
-------------------------
Ricardo Orea


/s/ Roy A. Varghese                Director
-------------------------
Roy A. Varghese